EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-98775 on Form S-3 and Registration Statement Nos. 333-99577, 333-103368, and 333-118347 on Form S-8 of our report dated March 11, 2005 (October 15, 2007 as to the effects of the discontinued operations described in Note 9), relating to the consolidated financial statements of Equity One, Inc. and subsidiaries for the year ended December 31, 2004, appearing in this Current Report on Form 8-K of Equity One, Inc.
/s/ DELOITTE & TOUCHE LLP
Miami, Florida
October 22, 2007